Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Brightpoint, Inc. for the registration of 30,000,000 shares of common stock and to the incorporation by reference herein of our report dated February 23, 2009 except for Note 17, as to which the date is June 1, 2009, with respect to the consolidated financial statements and schedule listed in Item 15(a)(2) of Brightpoint, Inc., included in the Current Report on Form 8-K dated June 1, 2009 and our report dated February 23, 2009 with respect to the effectiveness of internal control of Brightpoint, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Ernst & Young LLP
Indianapolis, Indiana
June 24, 2009